EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Debra Nalchajian-Cohen Cohen Communications (559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP

REPORTS RECORD EARNINGS FOR 2003!

CLOVIS, CALIFORNIA…January 15, 2004… The Board of Directors of Central Valley Community Bancorp (OTC Bulletin Board: CVCY), the parent company of Central Valley Community Bank (Bank), reported today record earnings for fiscal year ending December 31, 2003 with unaudited consolidated net income of $3,372,000, or $1.19 per diluted share, representing an increase of 21.12% compared to $2,784,000, or $1.02 per diluted share, for the same period in 2002.  Return on average assets was 1.10% and return on average equity was 13.23% for 2003.

Unaudited consolidated net income of $763,000, or $0.27 per diluted share, was reported for the quarter ending December 31, 2003, an increase of 5.68%, over the $722,000, or $0.26 per diluted share earned in the same period in 2002.  The fourth quarter results include the reversal of certain previously recognized state tax benefits recorded in the first three quarters of 2003 due to recent announcements by the California Franchise Tax Board with respect to REITs.  The Company formed its REIT in 2002 as a means of generating capital and recognized favorable tax treatments afforded this type of entity.  The Company believes it has taken an appropriate position in its 2002 California tax filing.

Average assets grew to $306,384,000 at December 31, 2003, compared to $248,948,000 at December 31, 2002, an increase of 23.07%.  Average total loans grew to $174,708,000 at December 31, 2003, an increase of 17.53%, compared to $148,654,000 at December 31, 2002.  Average total deposits grew 27.06% to $270,159,000 at December 31, 2003, compared to $212,629,000 at December 31, 2002.

“We are able to look back on 2003 with pride as the Bank enjoyed another outstanding year of earnings growth,” said Daniel J. Doyle, President and CEO of Central Valley Community Bank and Central Valley Community Bancorp.  “Our experienced team will continue to look for growth opportunities as key elements to ensuring the Bank’s high-quality position as a long-term survivor in our ever-changing market as we look forward with optimism toward 2004.”

Central Valley Community Bancorp trades over-the-counter under the symbol CVCY.OB. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. The Bank operates seven full-service offices in Clovis, Fresno, Prather, Kerman and Sacramento.  Real Estate Lending and SBA Lending Departments are located in Clovis, with an Agribusiness Lending Department located in Fresno.  Investment services, provided by Investment Centers of America are housed at the Bank’s Main office in Clovis.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick. Additional information about Central Valley Community Bank can be found at www.cvcb.com.

Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2002.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2003 AND DECEMBER 31, 2002

(In Thousands Except Share Amounts)

	December 31, 2003	December 31, 2002
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	24,375	18,804
Interest bearing deposits with other banks	500	500
Federal funds sold	10,956	17,678
Available-for-sale investment securities (Book value of $94,192 at December 31, 2003 and $74,991 at December 31, 2002)	95,844	77,723
Loans, less allowance for credit losses of $2,425 at December 31, 2003 and $2,433 at December 31, 2002	183,849	156,293
Bank premises and equipment, net	2,985	3,131
Accrued interest receivable and other assets	9,421	8,877

Total assets	$327,930	$283,006

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	96,945	73,822
Interest bearing	193,620	172,515
Total deposits	290,565	246,337
Short-term borrowings	7,000	2,000
Long-term borrowings	—	7,000
Accrued interest payable and other liabilities	3,645	3,570

Total liabilities	301,210	258,907

Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, no par value; 40,000,000 shares authorized, 2,598,927 and 2,573,242 shares issued and outstanding in 2003 and 2002, respectively	6,096	5,854
Retained earnings	19,501	16,387
Accumulated other comprehensive income, net of tax	1,123	1,858
Total shareholders’ equity	26,720	24,099

Total liabilities and shareholders’ equity	$327,930	$283,006

CENTRAL VALLEY COMMUNITY BANCORP

CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE AND TWELVE MONTH PERIODS ENDED

DECEMBER 31, 2003 AND DECEMBER 31, 2002

(In Thousands Except Per Share Amounts)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
(Unaudited)	2003	2002	2003	2002
INTEREST INCOME:
Interest and fees on loans	$3,080	$2,835	$12,039	$11,195
Interest on Federal funds sold	42	93	185	195
Interest and dividends on investment securities:
Taxable	408	678	1,992	2,634
Exempt from Federal income taxes	200	147	754	512
Total interest income	3,730	3,753	14,970	14,536
INTEREST EXPENSE:
Interest on deposits	459	596	2,004	2,393
Other	68	83	286	335
Total interest expense	27	679	2,290	2,728
Net interest income before provision for credit losses	3,203	3,074	12,680	11,808
PROVISION FOR CREDIT LOSSES	—	—	—	—
Net interest income after provision for credit losses	3,203	3,074	12,680	11,808
NON-INTEREST INCOME:
Service charges	599	500	2,215	1,922
Rentals from equipment leased to others	55	260	485	1,094
Loan placement fees	81	132	488	364
Net realized gain on sales and calls of investment securities	150	—	506	27
Other income	224	191	852	805
Total non-interest income	1,109	1,083	4,546	4,212
NON-INTEREST EXPENSES:
Salaries and employee benefits	1,777	1,654	7,152	6,232
Occupancy and equipment	404	345	1,576	1,234
Depreciation and provision for losses on equipment leased to others	2	245	202	977
Other expense	898	901	3,425	3,545
Total non-interest expenses	3,081	3,145	12,355	11,988
Income before income taxes	1,231	1,012	4,871	4,032
INCOME TAX EXPENSE	468	290	1,499	1,248
Income after income taxes	$763	$722	$3,372	$2,784

Basic earnings per share	$0.29	$0.28	$1.30	$1.08
Diluted earnings per share	$0.27	$0.26	$1.19	$1.02

	For the twelve months ended
Selected Financial Data	12/31/2003	12/31/2002
	(Unaudited)	(Unaudited)
Annualized return on:
Average Assets	1.10%	1.12%
Average Equity	13.23%	12.32%
Net Interest Margin	4.61%	5.32%